EXHIBIT 1.2

(An Exploration-Stage Company)

Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011
(in Canadian dollars)

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal (Québec) H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Alderon Iron Ore Corp.

We have audited the accompanying consolidated financial statements of Alderon Iron Ore Corp., which comprise the consolidated statement of financial position as at December 31, 2012, the consolidated statements of changes in equity, comprehensive loss and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our  judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Alderon Iron Ore Corp. as at December 31, 2012, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Comparative Information

The consolidated financial statements of Alderon Iron Ore Corp., as at December 31, 2011 and for the year then ended, were audited by another auditor who expressed an unmodified opinion on those consolidated financial statements on March 21, 2013.

March 21, 2013
Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A103955

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.  KPMG Canada provides services to KPMG LLP.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Alderon Iron Ore Corp.

We have audited the accompanying consolidated financial statements of Alderon Iron Ore Corp., which comprise the consolidated statement of financial position as at December 31, 2011, and the consolidated statements of changes in equity, comprehensive loss and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Alderon Iron Ore Corp. as at December 31, 2011 and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 21, 2013

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172

Alderon Iron Ore Corp.
Consolidated Statements of Financial Position

(in Canadian dollars)

	As of December 31,	As of December 31,
	2012	2011
	$	$
ASSETS
Current assets
Cash and cash equivalents	34,312,316	7,759,933
Restricted cash equivalents (notes 7 and 22)	10,232,508	-
Receivables (note 5)	2,746,064	2,776,834
Prepaid expenses and other current assets (note 6)	703,692	2,050,481
Total current assets	47,994,580	12,587,248

Non-current assets
Mineral properties	88,668,710	88,668,710
Long-term advance (note 7)	10,232,508	-
Property, plant and equipment (note 8)	445,483	373,409
Total non-current assets	99,346,701	89,042,119
Total assets	147,341,281	101,629,367

LIABILITIES
Current liabilities
Payables and accrued liabilities (note 9)	6,541,122	7,376,731
Due to related parties (note 11)	309,224	156,863
Flow-through share premium obligation (note 12)	-	216,460
Total current liabilities	6,850,346	7,750,054

EQUITY
Share capital and warrants (notes 12 and 13)	259,143,095	149,573,447
Other capital	21,619,782	13,096,693
Deficit	(140,271,942)	(68,790,827)
Total equity	140,490,935	93,879,313
Total liabilities and equity	147,341,281	101,629,367

Basis of preparation and nature of operations (note 1) Commitments and contingencies (note 22) Subsequent events (note 23)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

"Lenard Boggio"	"David Porter"
Lenard Boggio Director	David Porter Director

Alderon Iron Ore Corp.
Consolidated Statements of Changes in Equity
For the years ended December 31, 2012 and 2011

(in Canadian dollars, except share data)

	Common shares	Share capital and warrants	Other capital	Deficit	Total
	(number)	$	$	$	$

Balance – December 31, 2010	81,589,189	142,973,784	2,867,971	(32,347,749)	113,494,006
Issuance pursuant to flow-through share agreement, net of transaction costs (note 12)	2,000,000	4,344,910	-	-	4,344,910
Issuances pursuant to the exercise of warrants (note 13)	854,625	1,512,915	-	-	1,512,915
Issuances pursuant to the exercise of stock options (note 14)	273,700	741,838	(345,918)	-	395,920
Share-based compensation costs	-	-	10,574,640	-	10,574,640
Net loss and comprehensive loss	-	-	-	(36,443,078)	(36,443,078)
Balance – December 31, 2011	84,717,514	149,573,447	13,096,693	(68,790,827)	93,879,313
Issuances pursuant to private placements, net of transaction costs (note 12)	44,656,343	107,418,488	-	-	107,418,488
Issuances pursuant to the exercise of warrants (note 13)	384,010	1,070,683	-	-	1,070,683
Issuances pursuant to the exercise of stock options (note 14)	386,300	1,080,477	(496,386)	-	584,091
Share-based compensation costs	-	-	9,019,475	-	9,019,475
Net loss and comprehensive loss	-	-	-	(71,481,115)	(71,481,115)
Balance – December 31, 2012	130,144,167	259,143,095	21,619,782	(140,271,942)	140,490,935

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp.
Consolidated Statements of Comprehensive Loss
For the years ended December 31, 2012 and 2011

(in Canadian dollars, except share and per share data)

	Years ended December 31,
	2012		2011
	$		$

Operating expenses
Exploration and evaluation expenses		36,446,047		21,201,210
General and administrative expenses		27,884,718		15,182,005
Environmental, aboriginal, government and community expenses		7,448,157		1,356,780
		71,778,922		37,739,995

Loss from operations		(71,778,922)		(37,739,995)

Finance income		437,504		233,377
Finance costs (notes 10 and 11)		(356,157)		-
Net finance income		81,347		233,377

Loss before income taxes		(71,697,575)		(37,506,618)

Income tax recovery (note 16)		216,460		1,063,540

Net loss and comprehensive loss		(71,481,115)		(36,443,078)

Net loss per share (note 17)
Basic and diluted		(0.65)		(0.44)
Weighted average number of shares outstanding (note 17)
Basic and diluted		109,493,640		82,615,947

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp. Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2012 and 2011

 (in Canadian dollars)

	Years ended December 31,
	2012		2011
	$		$
Cash flows from operating activities
Net loss		(71,481,115)		(36,443,078)
Adjustments for:
Share-based compensation costs		9,019,475		10,574,640
Depreciation (note 8)		103,345		40,853
Finance income		(437,504)		(233,377)
Interest expense		119,907		-
Loss (gain) on disposal of property, plant and equipment		24,713		(1,009)
Income tax recovery (note 16)		(216,460)		(1,063,540)
Changes in operating assets and liabilities (note 18)		(9,406,398)		2,891,026
Interest received		305,705		193,576
Interest paid		(119,907)		-
Net cash used in operating activities		(72,088,239)		(24,040,909)

Cash flows from investing activities
Purchases of property, plant and equipment, net of disposals (note 8)		(200,132)		(108,963)
Increase in restricted cash equivalents (notes 7 and 22)		(10,232,508)		-
Net cash used in investing activities		(10,432,640)		(108,963)

Cash flows from financing activities
Proceeds from private placement issuance of common shares, net of cash transaction costs (note 12)		107,418,488		-
Proceeds from issuance of flow-through shares, net of cash transaction costs (note 12)		-		5,624,910
Proceeds from the issuance of debt (note 10)		10,500,000		-
Repayment of debt (note 10)		(10,500,000)		-
Proceeds from the exercise of warrants (note 13)		1,070,683		1,512,915
Proceeds from the exercise of stock options (note 14)		584,091		395,920
Net cash provided by financing activities		109,073,262		7,533,745

Net change in cash and cash equivalents		26,552,383		(16,616,127)

Cash and cash equivalents at the beginning of the year		7,759,933		24,376,060

Cash and cash equivalents at the end of the year		34,312,316		7,759,933
Cash and cash equivalents components:
Cash		1,138,310		3,363,933
Cash equivalents		33,174,006		4,396,000
		34,312,316		7,759,933

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

1              Summary of business, reporting entity, basis of preparation and nature of operations

Summary of business

Alderon Iron Ore Corp. (“Alderon” or the “Company”) is an exploration-stage company (see also note 23) engaged in the exploration and evaluation of mineral resource properties. Currently, the Company is conducting iron ore exploration and evaluation activities related entirely to its properties located in western Labrador.  Those properties are collectively referred to as the Kamistiatusset, or “Kami”, Property. All exploration, evaluation and other activities associated with the Kami Property are referred to as the Kami Project.

Reporting entity

The accompanying consolidated financial statements include the accounts of Alderon Iron Ore Corp., an entity incorporated under the laws of British Columbia, and its subsidiaries, 0860132 BC Ltd, Kami General Partner Limited (“Kami GP”), a corporation incorporated under the laws of the Province of Ontario, and The Kami Limited Partnership (“The Kami LP”), established under the laws of the Province of Ontario. See also note 12.

The Company’s common shares are listed on the Toronto Stock Exchange, under the symbol “ADV” and on the NYSE MKT, under the symbol “AXX”.

Basis of preparation and nature of operations

Basis of presentation

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The policies applied in these consolidated financial statements are based on IFRS issued and effective as of December 31, 2012. These consolidated financial statements were approved by the Company's Board of Directors on March 21, 2013.

Nature of operations

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due (see also note 20).

The application of the going concern concept is dependent upon the Company’s ability to satisfy its liabilities as they become due and to obtain the necessary financing to complete the exploration and development of its mineral property interests, the attainment of profitable mining operations or the receipt of proceeds from the disposition of its mineral property interests. Management is actively engaged in the review and due diligence on opportunities of merit in the mining sector and is seeking to raise the necessary capital to meet its funding requirements. There can be no assurance that management’s plan will be successful. If the Company is unable to secure additional sources of financing, ongoing development work will be postponed to ensure that the Company has sufficient resources to discharge its existing liabilities and to fund care and maintenance costs until such time that financing becomes available at acceptable terms.

If the going concern assumption were not appropriate for these financial statements, adjustments to the carrying value of assets and liabilities, reported expenses and consolidated statement of financial position classifications would be necessary. Such adjustments could be material.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates and the exercise of management’s judgment in applying the Company’s accounting policies. Areas where assumptions and estimates are significant to the Company’s consolidated financial statements are discussed in note 3.

Principles of consolidation

These consolidated financial statements include any entity in which the Company, directly or indirectly, holds more than 50% of the voting rights or over which it exercises control. An entity is included in the consolidation from the date that control is transferred to the Company, while any entities that are sold are excluded from the consolidation from the date that control ceases. All intercompany balances and transactions are eliminated on consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using the same accounting policies.

Foreign currency

The accompanying consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statement of comprehensive loss.

Foreign exchange gains and losses that relate to cash and cash equivalents are presented within finance income or finance costs in the consolidated statement of comprehensive loss. All other foreign exchange gains and losses are presented in the consolidated statement of comprehensive loss within operating expenses.

Cash and cash equivalents

Cash and cash equivalents consist of unrestricted cash on hand and balances with banks, as well as short-term, interest-bearing deposits, such as guaranteed investment certificates, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, with a maturity of three months or less from the date of acquisition.

Mineral properties

Mineral properties, consisting of assets that are being explored and evaluated and representing titles associated with the Kami Property, are recorded at cost. Any option payments received by the Company from third parties or tax credits refunded to the Company are credited to the capitalized cost of the mineral property. If payments received exceed the capitalized cost of the mineral property, the excess is recognized as income in the year received. The carrying value of mineral properties is presented net of impairment charges and depreciation, which in turn is recognized over the estimated useful life of the properties following the commencement of production. Mineral properties are derecognized in the event that mineral properties are sold or projects are abandoned.

Management has taken actions to verify the ownership rights for mineral properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties. However, these procedures do not guarantee that one or more titles to the Kami Property will not be challenged. Title to the Kami Property may be subject to prior unregistered agreements, transfers or claims or may be affected by, among other factors, undetected defects.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Property, plant and equipment and depreciation

Items of property, plant and equipment are recorded at cost, net of impairment charges and accumulated depreciation.  Cost includes expenditures that are directly attributable to the acquisition of the assets and that have been incurred up until the time that the assets are in the condition necessary to be used or operated in the manner intended by management. Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Residual values, the method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Depreciation is calculated using the straight-line method, over the estimated useful life of each component, as follows:

Category	Useful life (years)
Building	25
Furniture and fixtures	5
Exploration equipment	5
Computer and office equipment	3
Computer software	3
Leasehold improvements	Over the lease term

Depreciation expense is allocated to the appropriate functional expense categories to which the underlying items of property, plant and equipment relate.

Items of property, plant and equipment are derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the related asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss in the consolidated statement of comprehensive loss. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

Impairment of assets

Mineral properties and property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Management is required to assess at each reporting date whether there is any indication that an asset may be impaired. Where such an indication exists, the asset’s recoverable amount is compared to its carrying value, and an impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, or cash-generating units (“CGU”). In determining value in use of a given asset or CGU, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

In the event that mineral properties or property, plant and equipment suffer impairment losses, those losses are reviewed for possible reversal if there has been a change, since the date of the most recent impairment test, in the estimates used to determine the impaired asset’s recoverable amount. However, an asset’s carrying amount, increased due to the reversal of a prior impairment loss, must not exceed the carrying amount that would have been determined, net of depreciation, had the original impairment not occurred.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Employee benefits

Salaries and other short-term benefit obligations are measured on an undiscounted basis and are recognized in the consolidated statement of comprehensive loss over the related service period or when the Company has a present legal or constructive obligation to make payments as a result of past events and when the amount payable can be estimated reliably.

Financial instruments

The Company classifies its financial instruments in the following categories:  “Loans and receivables” and “Other financial liabilities”.

Financial assets and liabilities are offset, and the net amount is reported in the consolidated statement of financial position, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(a)	Classification

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are included in current assets, except for instruments with maturities greater than 12 months after the end of a given reporting period or where restrictions apply that limit the Company from using the instrument for current purposes, which are classified as non-current assets.

The Company’s loans and receivables are comprised of cash and cash equivalents, restricted cash equivalents and receivables.

Other financial liabilities

Other financial liabilities include payables, accrued liabilities, and amounts due to related parties.

(b)	Recognition and measurement

Loans and receivables

Loans and receivables are recognized on the settlement date at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest rate method, less any impairment losses.

Other financial liabilities

Financial instruments classified as “Other financial liabilities” are recognized at fair value less any directly attributable transaction costs. Subsequent to initial recognition, other financial liabilities are measured at amortized cost using the effective interest rate method.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

(c)    Impairment

Financial assets measured at amortized cost are reviewed for impairment at each reporting date. Where there is objective evidence that impairment exists for a financial asset measured at amortized cost, an impairment charge equivalent to the difference between the asset’s carrying amount and the present value of estimated future cash flows is recorded in the consolidated statement of comprehensive loss. The expected cash flows exclude future credit losses that have not been incurred and are discounted at the financial asset’s original effective interest rate.

Impairment charges, where applicable, are reversed if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. However, the reversal cannot result in a carrying amount of the financial asset that exceeds what the amortized cost would have been had the impairment not been recognized at the date the impairment is reversed.

Provisions

Provisions represent liabilities to the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is probable that an outflow of resources will be required to settle the obligation and where the amount can be reliably estimated. Provisions may represent obligations associated with the retirement of reclamation of mineral property or other assets. Provisions are not recognized for future operating losses.

Share capital and warrants

Common shares are classified as equity. Share purchase warrants are also classified as equity when the warrants are derivative instruments that will be settled only by the Company’s exchanging a fixed number of its own shares for a fixed amount of cash; otherwise, warrants would be classified as liabilities. Incremental costs that are directly attributable to the issuance of common shares and warrants are recognized as a deduction from equity, net of any tax effects.

The Company has issued share purchase warrants to investors who have participated in certain private placements as well as to placement agents, underwriters, finders or brokers who have facilitated certain financing transactions with investors. Where private placements result in the issuance to purchasers of units (where each unit is comprised of a common share of the Company and a share purchase warrant, exercisable in order to purchase a common share or fraction thereof), proceeds received in connection with those private placements are allocated between share capital and warrants.

Share purchase warrants issued to placement agents, underwriters, finders or brokers are measured at their fair value on the date that the services are provided and are accounted for as additional transaction costs, since the issuance of the underlying warrants is directly attributable to the financing transaction to which the warrants relate.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Flow-through shares

The Company has financed certain exploration expenditures through the issuance of flow-through shares, per a program that is available under Canadian income tax legislation. Under a flow-through arrangement, any qualifying resource expenditure deductions for income tax purposes are renounced by the Company to investors, who in turn can claim the tax deductions that otherwise would be available to the Company.

Flow-through proceeds are allocated between the offering of the common shares and the premium associated with the effective sale of tax benefits when the common shares are offered. The allocation is performed based on the difference between the market price of the common shares at the date of issuance and the amount the investor pays for the flow-through shares. A liability (or flow-through share premium obligation) is recorded on the date of share issuance for the premium paid by the investors and recognized through profit and loss in the consolidated statement of comprehensive loss as the Company expends the flow-through proceeds and renounces the expenditures to investors.

Exploration and evaluation expenditures

Pre-exploration costs, which include costs incurred prior to the Company’s obtaining rights to explore and evaluate a defined area, are expensed as incurred. As noted above, costs to acquire mineral properties are capitalized and include costs that are directly related to the acquisition of the underlying mineral rights.

Exploration and evaluation expenditures include engineering, metallurgical and other studies and activities that are necessary in order to delineate an ore body, as well as employee costs (including share-based compensation) related to the Company’s exploration and evaluation personnel. Specifically, exploration and evaluation expenditures include costs associated with the following activities: surveying; geological, geochemical and geophysical studies; exploratory drilling; land maintenance; sampling and analyses; and efforts associated with the assessment of technical feasibility and commercial viability.

Expenditures related to the exploration and evaluation of mineral properties are expensed as incurred, until the technical feasibility and commercial viability of the extraction of a project’s mineral reserves are demonstrated, at which time any further directly attributable pre-production expenditures that give rise to future economic benefits are capitalized. As of the most recent date of the accompanying consolidated financial statements, none of the Company’s mineral properties have demonstrated technical feasibility and commercial viability (see note 23).

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Environmental, aboriginal, government and community expenses

Environmental, aboriginal, government and community expenses represent any non-general or administrative (i.e. corporate and strategic) activities that, have been deemed necessary by management in connection with engaging with relevant aboriginal, governmental and community groups as the Kami Project advances, as well as other costs related to planning and similar initiatives that are required in order to allow the Kami Project to proceed through the environmental assessment process. Typical expenditures reflected in this category include, but are not limited to, employee salaries and benefits (including share-based compensation) of the Company’s environmental and aboriginal affairs and government and community affairs staff, as well as consulting and professional service fees that are directly attributable to underlying functional areas.

Share-based payments

The Company accounts for employee share-based compensation using the fair value-based method. Fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model, which includes estimates of the number of awards that are expected to vest over the vesting period. The Company takes into account the expected forfeiture rate of the granted share options based on the Company’s past experience. Where granted share options vest in installments over the vesting period (defined as graded vesting), the Company treats each installment as a separate share option grant. Share-based compensation expense is recognized over the vesting period, or as specified vesting conditions are satisfied, and credited to Other Capital.

Any consideration received by the Company in connection with the exercise of stock options is credited to Share Capital. Any Other Capital component of the share-based compensation is transferred to Share Capital upon the issuance of shares.

Related party transactions

A related party is defined as any person, including close members of that person’s family, or entity that has significant influence over the Company. Related parties also include members of the Company’s key management personnel—namely, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any director (whether executive or otherwise) of the Company. Significant influence is the power to participate in the financial and operating policy decisions of an entity, but is not control over those policies. Significant influence may be gained by share ownership, statute or agreement.

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Finance income

Finance income comprises interest income earned on cash and cash equivalents and on restricted cash equivalents.

Finance costs

Finance costs comprise of interest and other costs incurred in connection with the borrowing of funds.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Income taxes

Income tax on profit or loss comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss or differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Deferred taxes are recognized as income or expense in profit or loss, except to the extent that they arise from business combinations and transactions recognized in equity. Therefore, when deferred taxes relate to equity items, a backward tracing is necessary to determine the adjustment to taxes (e.g. change in tax rates and change in recognized deferred tax assets) that should be recorded in equity. For this purpose, the accounting policy of the Company is to allocate changes in the recognition of deferred tax assets based on their expected maturity date.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Net loss per share

Basic net loss per share is calculated using the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents, such as stock options and warrants.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

3           Critical accounting estimates

The preparation of the Company’s consolidated financial statements in accordance with IFRS requires management to make estimates about and apply assumptions to future events and other matters that affect the reported amounts of the Company’s assets, liabilities, expenses and related disclosures. Assumptions and estimates are based on historical experience, expectations, current trends and other factors that management believes to be relevant at the time at which the Company’s consolidated financial statements are prepared. Management reviews, on a regular basis, the Company’s accounting policies, assumptions and estimates in order to ensure that the consolidated financial statements are presented fairly and in accordance with IFRS.

Critical accounting estimates are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change.  As such, management cautions that future events often vary from forecasts and expectations and that estimates routinely require adjustment.

Management considers the following areas to be those where critical accounting policies affect the significant estimates used in the preparation of the Company’s consolidated financial statements.

Carrying value and recoverability of mineral properties

The carrying amount of the Company’s mineral properties does not necessarily represent present or future values, and the Company’s mineral properties have been accounted for under the assumption that the carrying amount will be recoverable. Recoverability is dependent on various factors, including the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development and upon future profitable production or proceeds from the disposition of the mineral properties themselves.  Additionally, there are numerous geological, economic, environmental and regulatory factors and uncertainties that could impact management’s assessment as to the overall viability of the Kami Project or to the ability to generate future cash flows necessary to cover or exceed the carrying value of the Company’s mineral properties.

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

Fair value of warrants and stock options

Determining the fair value of warrants (see note 13) and stock options (see note 14) requires the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results or on other components of equity.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and future income tax provisions or recoveries could be affected. Refer to note 16 for further information.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

4              New standards and interpretations not yet adopted

Certain new standards, interpretations and amendments to existing standards have been published and are mandatory for annual periods beginning on or after January 1, 2013. The Company has not early adopted these standards, and as such, there has been no impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2012 and 2011. New standards and amendments that are considered to be relevant to the Company’s operations and consolidated financial statements are summarized below.

a)
In November 2009 and October 2010, the IASB issued IFRS 9, Financial Instruments (“IFRS 9”), which represents the completion of the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement, with a new standard. Per the new standard, an entity choosing to measure a liability at fair value will present the portion of the change in its fair value due to changes in the entity’s own credit risk in the other comprehensive income or loss section of the entity’s statement of comprehensive loss, rather than within profit or loss. Additionally, IFRS 9 includes revised guidance related to the derecognition of financial instruments.

b)
In May 2011, the IASB issued IFRS 10, Consolidated Financial Statements (“IFRS 10”), which builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of a parent company. IFRS 10 also provides additional guidance to assist in the determination of control where this is difficult to assess.

c)
In May 2011, the IASB issued IFRS 11, Joint Arrangements (“IFRS 11”), which enhances accounting for joint arrangements, particularly by focusing on the rights and obligations of the arrangement, rather than the arrangement’s legal form. IFRS 11 also addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities and prohibits proportionate consolidation.

d)
In May 2011, the IASB issued IFRS 12, Disclosure of Interests in Other Entities, which is a comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles.

e)
In May 2011, the IASB issued IFRS 13, Fair Value Measurement (“IFRS 13”), which defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 does not determine when an asset, a liability or an entity’s own equity instrument is measured at fair value. Rather, the measurement and disclosure requirements of IFRS 13 apply when another IFRS requires or permits the item to be measured at fair value (with limited exceptions).

f)
In June 2011, the IASB amended IAS 1, Presentation of Financial Statements (“IAS 1”), to change the disclosure of items presented in other comprehensive income into two groups, based on whether those items may be recycled to profit or loss in the future.

The impact of the adoption of these standards is not expected to be significant.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

5                Receivables
	As of December 31, 2012		As of December 31, 2011
	$		$

Sales tax credits		2,384,036		2,477,485
Deposits receivable		143,750		240,367
Interest receivable		171,600		39,801
Other		46,678		19,181
		2,746,064		2,776,834

6           Prepaid expenses and other current assets

	As of December 31, 2012		As of December 31, 2011
	$		$

Deposits on evaluation and exploration activities		661,252		1,982,433
Other		42,440		68,048
		703,692		2,050,481

7           Long-term advance

On July 13, 2012, the Company entered into an agreement with the Sept-Îles Port Authority (the “Port”) to secure usage of a new multi-user deep water dock facility that the Port is constructing (the “Port Agreement”). Pursuant to the Port Agreement, Alderon has reserved an annual capacity of eight million metric tonnes of iron ore that Alderon can ship through the Port.

Per the Port Agreement, the total initial commitment by the Company is $20,465,016 (the “Buy-in Payment”), which constitutes an advance on Alderon’s future shipping fees. The Buy-in Payment is payable in two equal installments, the first of which was paid upon signing the Port Agreement, and the second of which is due no later than July 1, 2013. As security for the second installment of the Buy-in Payment, Alderon issued a letter of credit for $10,232,508 (see note 22). The Buy-in Payment will be reimbursed to the Company via a discount that will be applied to shipping fees to be billed by the Port once Alderon’s usage of the multi-user facility commences. Equivalent funds have been placed in an interest-bearing, collateral guaranteed investment certificate account and are therefore restricted until the expiry date of the aforementioned letter of credit.

The Port Agreement includes a base fee schedule for wharfage and equipment fees for iron ore loading for Alderon’s shipping operations. The rates commence in 2014 and are on a sliding scale based on the volume of iron ore that is shipped. The term of the agreement is 20 years from the date of the agreement, with the option to renew for further five year terms, up to a maximum of four renewals.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

8             Property, plant and equipment

Components of the Company’s property, plant and equipment, as well as annual activity associated therewith, are summarized below.

	Land and building	Exploration equipment	Computer and office equipment	Computer software	Furniture and fixtures	Leasehold improve- ments	Total
	$	$	$	$	$	$	$

Historical cost – January 1, 2011	180,000	118,396	10,058	32,781	2,990	-	344,225
Additions	-	27,999	-	-	32,571	57,792	118,362
Disposals	-	(9,699)	-	-	-	-	(9,699)
Historical cost – December 31, 2011	180,000	136,696	10,058	32,781	35,561	57,792	452,888
Accumulated depreciation – January 1, 2011	5,400	20,709	2,429	10,880	517	-	39,935
Depreciation expense	5,800	20,050	1,845	7,194	5,964	-	40,853
Disposals	-	(1,309)	-	-	-	-	(1,309)
Accumulated depreciation – December 31, 2011	11,200	39,450	4,274	18,074	6,481	-	79,479
Carrying value – December 31, 2011	168,800	97,246	5,784	14,707	29,080	57,792	373,409

	Land and building	Exploration equipment	Computer and office equipment	Computer software	Furniture and fixtures	Leasehold improve- ments	Total
	$	$	$	$	$	$	$

Historical cost – January 1, 2012	180,000	136,696	10,058	32,781	35,561	57,792	452,888
Additions	-	26,297	25,758	2,795	63,607	92,106	210,563
Disposals	-	(61,223)	-	-	-	-	(61,223)
Historical cost – December 31, 2012	180,000	101,770	35,816	35,576	99,168	149,898	602,228
Accumulated depreciation – January 1, 2012	11,200	39,450	4,274	18,074	6,481	-	79,479
Depreciation expense	6,400	23,955	11,939	11,857	18,459	30,735	103,345
Disposals	-	(26,079)	-	-	-	-	(26,079)
Accumulated depreciation – December 31, 2012	17,600	37,326	16,213	29,931	24,940	30,735	156,745
Carrying value – December 31, 2012	162,400	64,444	19,603	5,645	74,228	119,163	445,483

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

9           Payables and accrued liabilities

	As of December 31,
	2012		2011
	$		$
Trade accounts payable		988,807		5,356,802
Accrued evaluation and exploration costs		1,686,420		477,055
Accrued salaries and benefits		2,399,260		852,500
Accrued drilling expenses		-		565,431
Accrued environmental, aboriginal, government and community expenses		391,015		59,943
Accrued legal expenses		708,123		-
Other accrued liabilities		367,497		65,000
		6,541,122		7,376,731

10       Bridge financing

On July 13, 2012, Liberty Metals & Mining Holdings, LLC (“Liberty”), a subsidiary of Liberty Mutual Insurance and a significant shareholder of Alderon, provided a bridge loan (the “Note”) to the Company in the amount of $10,500,000. Liberty also had agreed to provide a further $10,500,000 (the “Additional Note”), if necessary. As per the terms of the Note, when the Company completed the subscription transaction with Hebei Iron & Steel Group Co., Ltd. (“Hebei”) (see note 12), Alderon was required to reimburse the entire principal amount of the Note then outstanding, together with all accrued and unpaid interest thereon. The Company repaid this amount on September 4, 2012, along with an establishment fee, equivalent to 1.5% of the principal amount of the Note as well as a commitment fee, equivalent to 0.75% of the principal amount of the Additional Note.

11       Related party disclosures

Related parties and related party transactions impacting the accompanying consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key management personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of executive and non-executive members of the Company’s Board of Directors, corporate officers, including the Company’s Chief Executive Officer and Chief Financial Officer, as well as any Vice Presidents reporting directly to a Corporate Executive Board member or officer, acting in that capacity.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

   Remuneration attributed to key management personnel can be summarized as follows:

	Years ended December 31,
	2012		2011
	$		$
Share-based compensation		6,411,959		8,232,689
Short-term benefits*		1,959,607		1,280,698
Incentive compensation other than share-based compensation		2,557,813		1,171,075
Termination benefits		-		200,000
Other		-		30,000
		10,929,379		10,914,462

*	include base salaries, pursuant to contractual employment or consultancy arrangements, Directors’ fees, applicable payroll taxes and other non-post-retirement benefits.

Other related parties

Forbes West Management Corp. (“Forbes West”):  Forbes West, formerly EGM Exploration Group Management Corp., is an entity that is owned by the Executive Chairman of the Company’s Board of Directors.  Forbes West provides certain administrative, management, geological, legal and regulatory, tax, corporate development, information technology support and investor relations services to the Company.

Forbes & Manhattan, Inc. (“F&M”): F&M is an entity that is wholly owned by the spouse of the former Vice Chairman of the Company’s Board of Directors. F&M provides certain financial management and business consulting services to the Company.

2227929 Ontario Inc. (“Ontario”): Ontario is an entity that shares office premises with F&M, which in turn acts from time to time as an agent for Ontario for various activities and services. On October 1, 2012, the Company entered into a shared costs service agreement (the “Service Agreement”) with Ontario for certain promotional, corporate development and general and administrative services. Per the Service Agreement, the minimum cost to the Company is $7,000 per month, with additional charges requiring the Company’s prior approval.

Image Air Charter Ltd. (“Image Air”): On March 1, 2012, the Company entered into a two-year aircraft charter agreement (the “Agreement”) with Image Air for a plane that Image Air leases from a limited partnership. The former Vice Chairman of the Company’s Board of Directors is the sole limited partner of this limited partnership. Per the Agreement, the minimum cost to the Company is $44,400 per month, with additional charges incurred for each hour that the aircraft is flown.

Ottenheimer Baker Barristers & Solicitors (“Ottenheimer”): A Director of the Company is a partner at Ottenheimer, which provides certain legal services to the Company.

Cassels Brock & Blackwell LLP (“Cassels”): A Director of the Company is the Deputy Managing Partner of Cassels, which acts as lead external counsel for the Company.

Liberty: Liberty is a significant shareholder of the Company and has a representative on Alderon’s Board of Directors. As noted in note 10, Liberty provided the Company with bridge financing.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

Transactions entered into with related parties other than key management personnel include the following:

	Years ended December 31,
	2012		2011
	$		$
Cassels		2,139,726		-
Forbes West		2,008,486		1,625,232
Image Air		606,262		-
F&M		480,000		236,750
Liberty		349,017		-
Ontario		79,736		-
Ottenheimer		18,717		-
		5,681,944		1,861,982

Amounts owed to related parties other than key management personnel are summarized below.

	As of December 31, 2012		As of December 31, 2011
	$		$
Cassels		135,729		-
Forbes West		78,271		156,863
Ontario		50,824		-
Image Air		44,400		-
		309,224		156,863

12           Share capital

The Company has authorized for issue an unlimited number of common shares (being voting and participating shares) without par value, and all shares issued and outstanding as of December 31, 2012 and December 31, 2011 are fully paid. Pursuant to the Company’s articles of incorporation (the “Articles”), the Company may by following the procedures set out in the Articles and the Business Corporations Act (British Columbia) (the “Act”):  create one or more classes or series of shares, with rights and restrictions specific to each class; subdivide or consolidate all or any of its unissued or fully paid issued shares; alter the identifying name of any of its shares; or otherwise alter its shares or authorized share structure when required or permitted to do so by the Act.

Common shares issued in pursuant to private placements

On January 13, 2012, the Company completed a private placement with Liberty, pursuant to a subscription agreement that resulted in the issuance of 14,981,273 of the Company’s common shares in exchange for aggregate gross proceeds of $39,999,999, less cash transaction costs of $2,662,528, which in turn were comprised primarily of the placement agent’s cash placement fee equal to 6% of the gross proceeds. Liberty also has a pre-emptive right to participate in any future equity financings of Alderon, and in the event that Liberty desires to sell any of the aforementioned purchased shares, Alderon will hold the right to identify a purchaser or purchasers to whom those shares shall be sold.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

(amounts in Canadian dollars, except share/option/warrant data)

On September 4, 2012, the Company completed a subscription transaction (the “Subscription Transaction”) with Hebei, pursuant to an agreement whereby Hebei purchased 25,858,889 of the Company’s common shares by way of a private placement in exchange for aggregate gross proceeds of $62,319,922, less cash transaction costs of $1,435,901. These transaction costs include a financial advisory commission and legal and listing fees that were directly attributable to the issuance of common shares to Hebei.

On closing of the aforementioned private placement, Hebei and Alderon also entered into an arrangement pursuant to which Hebei will, subject to certain conditions, invest an additional $119,926,293 (the “Initial Investment”) in exchange for a 25% interest in the Kami Project (see also note 23). Hebei agrees to use its best efforts to assist in obtaining project debt financing for the Kami Project from financial institutions. Per the definitive agreements entered into between the Company and Hebei, the latter’s 25% interest will be made into The Kami LP, an entity established in August 2012.  The Kami LP was established in order to develop and operate the Kami Project, and it is this entity into which Alderon will transfer all assets associated with the Kami Project contemporaneously with Hebei’s 25% project interest contribution. Alderon and Hebei will be required to contribute to capital expenditures for the development of the Kami Project not covered by initial capital contributions and project debt financing, in accordance with their respective interests. However, Hebei’s further contributions to The Kami LP will depend upon the amount of aggregate proceeds received as project debt financing and will not exceed $220,000,000. Concurrent with the establishment of The Kami LP, the Company also incorporated Kami GP, an entity that will act as the general partner of The Kami LP. The Kami LP and Kami GP are each owned, either directly or indirectly, 75% by Alderon and 25% by Hebei.

Also, Hebei has agreed to purchase, upon the commencement of commercial production, 60% of the actual annual production from the Kami Project up to a maximum of 4.8 million tonnes of the first 8.0 million tonnes of iron ore concentrate produced annually at the Kami Project. The price paid by Hebei will be based on the Platts Iron Ore Index (“Platts Price”), including additional quoted premium for iron content greater than 62%, less a discount equal to 5% of such quoted price. Hebei also will have the option to purchase additional tonnages at a price equal to the Platts Price, without any such discount.

In addition to the capitalized incremental transaction costs noted above, in September 2012, the Company committed to pay up to $9,813,750 in finder’s fees, financial advisory and other legal costs, $8,014,850 of which were incurred during the year-ended December 31, 2012. These costs, while incurred in connection with the overall transaction with Hebei, were deemed not directly attributable to the issuance of common shares. Consequently, these costs were expensed as incurred and have been presented under general and administrative expenses in the accompanying consolidated statement of comprehensive loss. The remaining $1,798,900 represents finder’s fees associated with the Initial Investment (see also note 23).

Concurrent with the closing of the Subscription Transaction with Hebei, Liberty exercised its pre-emptive right to maintain its relative proportionate interest in the Company following this private placement. Consequently, Liberty acquired 3,816,181 common shares for additional gross proceeds to the Company of $9,196,996.

Common shares issued pursuant to flow-through share agreements

On November 30, 2011, the Company closed a non-brokered private placement, which resulted in the issuance of 2,000,000 flow-through shares at a price of $3.00 per share, for total gross proceeds of $6,000,000 (the “November 2011 Flow-Through Private Placement”). Each flow-through share qualifies as such pursuant to the relevant provisions of the Income Tax Act (Canada). In connection with the November 2011 Flow-Through Private Placement, the Company paid a cash finder’s fee equal to 6% of the gross proceeds received.

Of the gross proceeds received, $1,280,000 was recorded as a flow-through share premium obligation, reflecting the Company’s obligations to conduct qualifying activities in the future. The Company completed the required qualifying activities during the year ended December 31, 2012.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

13           Warrants

A summary of the activity related to the Company’s warrants is provided below.

	Year ended December 31, 2012		Year ended December 31, 2011
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of period	4,877,897	2.76	5,604,410	2.61
Granted	-	-	128,112	2.80
Exercised	(384,010)	2.79	(854,625)	1.77
Expired	(4,493,887)	2.76	-	-

Balance, end of period	-	-	4,877,897	2.76

14           Stock options

The Company operates an equity-settled share-based compensation plan under which the Company receives services from employees as consideration for equity instruments of the Company. The related stock option plan (the “Plan”) follows applicable stock exchange policies regarding stock option awards granted to employees, directors and consultants.

Previously, the Plan allowed a maximum of 10% of the issued shares to be reserved for issuance under the Plan; however, on September 30, 2011, at the Company’s Annual General and Special Meeting of Shareholders, the Company received approval for an amendment to the Plan to reserve for issuance a fixed maximum number of shares equal to 12,392,290. Options granted under the Plan previously had a maximum term of five years; however, at the Annual General and Special Meeting of Shareholders, shareholders approved a new maximum term of ten years. The vesting terms are at the discretion of the Company’s Board of Directors. Although the shareholders approved a new maximum term of ten years, the options issued for the years ended December 31, 2012 and December 31, 2011 were granted with a term of five years.

On June 6, 2012, at the Company’s Annual General and Special Meeting of Shareholders, the Company received approval for an amendment to the Plan to reserve for issuance a fixed maximum number of shares equal to 15,000,000.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

The following table summarizes the activity under the Company’s stock option plan.

	Year ended December 31, 2012		Year ended December 31, 2011
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of period	11,636,300	2.57	5,085,000	1.88
Granted	3,015,000	2.49	6,825,000	3.04
Exercised	(386,300)	1.51	(273,700)	1.45
Forfeited	(162,500)	2.72	-	-

Balance, end of period	14,102,500	2.58	11,636,300	2.57

	Options outstanding as of December 31, 2012
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price ($)	Aggregate intrinsic value ($)

1.20 - 2.00	4,842,500	3.29	1.69	691,300
2.01 - 2.70	2,675,000	3.68	2.47	-
2.71 - 3.20	3,695,000	3.62	3.05	-
3.21 - 3.80	2,890,000	3.30	3.58	-

	14,102,500	3.45	2.58	691,300

	Options exercisable as of December 31, 2012
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price ($)	Aggregate intrinsic value ($)

1.20 - 2.00	3,217,500	2.57	1.56	691,300
2.01 - 2.70	1,537,500	3.65	2.49	-
2.71 - 3.20	2,095,000	3.38	3.03	-
3.21 - 3.80	1,947,500	3.21	3.62	-

	8,797,500	3.09	2.53	691,300

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

As of December 31, 2012, the total compensation cost related to unvested stock options not yet recognized amounted to $2,203,640 ($7,569,075 in 2011). This amount is expected to be recognized over a weighted average period of 0.83 years (0.99 years in 2011). Share based compensation costs for the year ended December 31, 2012 totaled $9,019,475 ($10,574,640 in 2011): $934,570 included in exploration and evaluation expenses ($1,256,888 in 2011); $7,391,055 in general and administrative expenses ($8,711,355 in 2011); and $693,850 in environmental, aboriginal, government and community expenses ($606,397 in 2011).

The Company settles stock options exercised through the issuance of common shares from treasury.

Fair value input assumptions

The table below shows the assumptions, or weighted average parameters, applied to the Black-Scholes option pricing model in order to determine share-based compensation costs over the life of the awards for options granted during each of the periods presented.

	Year ended December 31, 2012	Year ended December 31, 2011

Expected dividend yield	0.0%	0.0%
Estimated volatility	70.5%	94.3%
Weighted average risk-free annual interest rate	1.23%	1.64%
Weighted average expected life (years)	2.5	4.0
Grant date fair value	$2.49	$2.09

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

15	Operating expenses

Components of the Company’s operating expenses include the following:

	Years ended December 31,
	2012		2011
	$		$
Share-based compensation costs		9,019,475		10,574,640
Salaries, employment taxes and short-term benefits		4,707,401		3,567,604
Total employee benefit expenses		13,726,876		14,142,244

Goods and services*		37,750,374		20,474,997
Consulting, professional and legal fees		19,722,104		2,926,232
Building rental, services and maintenance		446,092		151,001
Depreciation		103,345		40,853
Other		30,131		4,668
Total operating expenses, by nature		71,778,922		37,739,995

* including, but not limited to, drilling costs, technical consulting expenses, engineering costs, helicopter support, travel and other costs.

16	Income taxes

The reconciliation of the combined Canadian federal and provincial income tax rate to the income tax recovery presented in the accompanying consolidated statements of comprehensive loss is provided below.

	Years ended December 31,
	2012	2011
	$	$
Loss before income taxes	(71,697,575)	(37,506,618)

Income tax recovery at combined federal and provincial income tax rate of 27.0% (2011-26.9%)	19,358,345	10,089,280
Change in unrecognized deferred income tax assets	(17,716,455)	(6,923,403)
Share-based compensation costs	(2,433,815)	(2,844,578)
Change in renounced expenditures pursuant to flow-through share agreements	(77,790)	(182,796)
Impact of future income tax rates applied versus current statutory rate	1,242,542	925,037
Non-deductible expenditures and other	(156,367)	-

	216,460	1,063,540

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

The deferred tax recovery is comprised of the following components:

	Years ended December 31,
	2012		2011
	$		$

Origination and reversal of temporary differences		(17,716,455)		(6,923,403)
Changes in unrecognized deductible temporary differences		17,716,455		6,923,403
Deferred tax recovery on reversal of flow-through share premium obligation		216,460		1,063,540
Total tax recovery		216,460		1,063,540

Income tax recovery for the years ended December 31, 2012 and 2011 is entirely domestic in nature and represents deferred taxation arising subsequent to the renunciation of expenditures pursuant to the issuances of flow-through shares (see note 12).

Significant components of the Company’s unrecognized deferred income tax assets are summarized below.
	Years ended December 31,
	2012		2011
	$		$
Temporary differences attributable to:
Mineral properties		16,655,000		6,644,000
Non-capital losses		11,486,000		3,424,000
Share-issue expenses		1,228,000		405,000
Allowable capital losses		136,000		136,000
Property, plant and equipment		35,000		26,000
		29,540,000		10,635,000

As of December 31, 2012, the Company’s unrecognized non-capital loss carryforwards expire as follows:
$

2014	215,827
2015	271,231
2027	289,664
2028	385,975
2029	33,808
2030	2,955,817
2031	7,672,546
2032	27,781,788
39,606,656

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

The Company currently has unrecognized investment tax credits related to qualifying expenditures. These investment tax credits, which as of December 31, 2012 totaled $5,058,811, are not refundable and expire as follows:

$

2030	209,155
2031	1,395,974
2032	3,453,682
5,058,811

Deferred tax assets have not been recognized in respect of all of these items because it is not probable that future taxable profit will be available against which the Company can utilize benefits therefrom.

Non-capital loss carryforwards are subject to review, and potential adjustment, by tax authorities.

As discussed in note 12, during the year ended December 31, 2011, the Company issued 2,000,000 common shares on a flow-through basis for gross proceeds of $6,000,000. The underlying flow-through agreements require the Company to renounce certain deductions for Canadian exploration expenditures incurred on the Company’s mineral properties

17           Net loss per share

For the years ended December 31, 2012 and 2011, diluted net loss per share was calculated using the basic weighted average number of shares outstanding, since all outstanding warrants and stock options have been excluded from the calculation of diluted net loss per share because they were anti-dilutive. Accordingly, diluted net loss per share for each period was the same as the basic net loss per share.

The following table sets forth pertinent data relating to the calculation of the diluted weighted average number of shares outstanding, had the warrants and stock options not been anti-dilutive.

	Years ended December 31,
	2012	2011
Basic weighted average number of shares outstanding	109,493,640	82,615,947
Potentially dilutive effect of stock options	1,136,725	4,369,290
Potentially dilutive effect of warrants	-	1,391,182
Potentially diluted weighted average number of shares outstanding	110,630,365	88,376,419

The weighted average number of shares outstanding has been influenced most notably by share issuances made in connection with financing activities, such as a private placements, which in turn resulted in the issuance of an aggregate of 44,656,343 common shares (see note 12) during the year ended December 31, 2012.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

18           Supplemental disclosure of cash flow information

	Years ended December 31,
	2012		2011
	$		$
Changes in operating assets and liabilities
Receivables		162,569		(2,221,628)
Prepaid expenses and other current assets		1,346,789		(1,411,032)
Payables and accrued liabilities		(835,609)		6,497,920
Due to related parties		152,361		25,766
Long-term advance		(10,232,508)		-
		(9,406,398)		2,891,026

19           Capital disclosures

The Company’s objective in managing capital, consisting of equity, with cash and cash equivalents and restricted cash equivalents being its primary components, is to ensure sufficient liquidity to fund: exploration and evaluation activities; general and administrative expenses; environmental, aboriginal, government and community expenses; working capital; capital expenditures; and deposits for port activities.

Management regularly monitors the Company’s capital structure and makes adjustments thereto based on funds available to the Company for the acquisition, exploration and development of mineral properties. The Board of Directors has not established quantitative return on capital criteria for capital management, but rather relies upon the expertise of the management team to sustain the future development of the business.

The properties in which the Company currently has an interest are in the exploration stage, and the Company does not generate any revenue. Accordingly, the Company is dependent upon sources of external financing to fund both its exploration programs and its other costs. While the Company endeavours to minimize dilution to its shareholders, management has in the past engaged in dilutive financial transactions, such as private placements, and may engage in dilutive arrangements in the future.

The Company’s policy on dividends is to retain cash to keep funds available to finance the activities required to advance the Company’s Kami Project. The Company is not subject to any capital requirements imposed by any regulators or by any other external source.

20           Financial instruments, financial risk management and fair value

Financial risk management

The Company is exposed in varying degrees to certain risks arising from financial instruments, as discussed below.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

As discussed in note 19, the Company’s capital management objectives include working to ensure that the Company has sufficient liquidity to fund Company activities that are directly and indirectly related to the advancement of the Kami Project.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

The Company endeavours to ensure that it will have sufficient liquidity in order to meet short- to medium-term business requirements and all financial obligations as those obligations become due. Historically, sufficient liquidity has been provided predominantly through external financing initiatives, including strategic, traditional and flow-through private placements to investors and institutions. The Company will continue to rely upon sources of external financing in future periods until such time as commercial production commences, notwithstanding the Company’s successful capital-raising activities prior to December 31, 2012 (see notes 12 and 23).

The following are the contractual maturities of the financial liabilities as of December 31, 2012:

	Carrying Amount	Contractual Cash Flows	Less than 1 year	1-2 years	3-4 years	More than 5 years
	$	$	$	$	$	$
Payables and accrued liabilities	6,541,122	6,541,122	6,541,122	-	-	-
Due to related parties	309,224	309,224	309,224	-	-	-
	6,850,346	6,850,346	6,850,346	-	-	-

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

The Company’s cash and cash equivalents and restricted cash equivalents are held in deposit at high-credit quality Canadian financial institutions.  As a result, management considers the risk of non-performance related to cash and cash equivalents and restricted cash equivalents to be minimal.

Fair value

The carrying values of the Company’s cash and cash equivalents, restricted cash equivalents, receivables, payables and accrued liabilities and amounts due to related parties approximate their fair values due to their short-term maturities or to the prevailing interest rates of the related instruments, which are comparable to those of the market. The carrying amounts and fair values of financial assets (liabilities) as of December 31, 2012 and 2011 are presented below.

December 31, 2012	Loans and receivables	Other financial liabilities	Total
	$	$	$

Cash and cash equivalents	34,312,316	-	34,312,316
Restricted cash equivalents (notes 7 and 22)	10,232,508	-	10,232,508
Receivables (note 5)	362,028	-	362,028
Payables and accrued liabilities (note 9)	-	(6,541,122)	(6,541,122)
Due to related parties (note 11)	-	(309,224)	(309,224)
	44,906,852	(6,850,346)	38,056,506

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

December 31, 2011	Loans and receivables	Other financial liabilities	Total
	$	$	$

Cash and cash equivalents	7,759,933	-	7,759,933
Receivables (note 5)	299,349	-	299,349
Payables and accrued liabilities (note 9)	-	(7,376,291)	(7,376,291)
Due to related parties (note 11)	-	(156,863)	(156,863)
	8,059,282	(7,533,154)	526,128

In the preceding tables, receivables exclude sales tax credits, and payables and accrued liabilities exclude taxes payable.

21           Segment information

The Company operates in a single operating segment, being the acquisition, exploration and evaluation of mineral resources. All of the Company’s resource properties and items of property, plant and equipment are located in Canada.

22           Commitments and contingencies

In connection with the 2010 purchase from Altius Resources Inc. ("Altius") of the Kami Property, Alderon committed to paying Altius a 3% gross royalty on iron ore concentrate that is generated from the Kami Project.

The Company expects to pay $298,600 in 2013, $143,300 in 2014, $122,500 in 2015 and $82,300 in 2016 with regards to various operating leases for its premises.

On March 1, 2012, the Company entered into a two-year aircraft charter agreement (see also note 11). As of December 31, 2012, the total fixed portion of this commitment to be paid over the remaining term of the underlying agreement is $621,600 ($532,800 in 2013 and $88,800 in 2014).

In August 2012, the Company committed to work with Canadian National Railway Company on a feasibility study (the “Rail Feasibility Study”) for a proposed rail line and terminal handling facility to connect the Labrador Trough to the Port of Sept-Îles, Quebec. This proposed multi-user rail line is expected to include a fully operational and continuous railroad network, as well as a multi-user material handling facility located at the Port of Sept-Îles. In connection with this agreement, in September 2012, Alderon contributed $1,500,000 towards the completion of the Rail Feasibility Study and to secure capacity on the new rail line. This contribution has been included in exploration and evaluation expenses in the accompanying consolidated statement of comprehensive loss. These funds could be refunded to Alderon under certain circumstances (see also note 23).

In September 2012, the Company entered into a $10,232,508 letter of credit agreement in favour of the Port as a guarantee for the second installment of the Buy-in Payment that the Company has committed to pay no later than July 1, 2013 (see note 7). The amount of the letter of credit is payable to the Port in the event that the Company fails to perform any of its obligations under the related contractual arrangement and will expire in July 2013. Equivalent funds have been placed in an interest-bearing, collateral guaranteed investment certificate account and are therefore restricted until the expiry date of the aforementioned letter of credit.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2012 and 2011

 (amounts in Canadian dollars, except share/option/warrant data)

In connection with the closing of the transaction with Hebei (note 12), the Company has committed to pay an off-take sales fee to the finder engaged to identify Hebei to the Company and to assist with the conclusion of the transaction with Hebei. This sales fee will be calculated as 0.5% of the proceeds received from material sold to Hebei for a period of ten years subsequent to the initial sale of material to Hebei (see also note 23).

On December 13, 2012, the Company entered into an agreement with Nalcor Energy (“Nalcor”), whereby Nalcor will perform Stage III engineering and assessment related to providing transmission and electrical plant and services associated with supplying electrical power for the Kami Project. The Company has advanced Nalcor $400,000 as of December 31, 2012 and will fund all the Stage III costs which are estimated to total $3,800,000.

In the normal course of operations, the Company may become involved in various claims and legal proceedings. No contingent liabilities have been accrued as of December 31, 2012 or 2011, nor are there, in management's view, any known disputes pending against the Company that could significantly impact the Company’s consolidated financial statements.

23           Subsequent events

On January 10, 2013, the Company confirmed that Nalcor will supply power to the Kami Project subject to certain conditions, which include the completion of necessary engineering and design work for power infrastructure, the conclusion of a comprehensive power purchase agreement and the receipt of any required environmental or other regulatory approvals for power infrastructure.

On January 16, 2013, the Company filed a Technical Report, entitled Feasibility Study of the Rose Deposit and Resource Estimate for the Mills Lake Deposit of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp., (the “Feasibility Study”), dated effective December 17, 2012 on SEDAR. As the technical feasibility and commercial viability of the extraction of the Kami Property’s mineral reserves have been demonstrated, the Company will capitalize any further directly attributable pre-production expenditures that give rise to future economic benefits.

On March 4, 2013, the Company was refunded the $1,500,000 Rail Feasibility Study contribution (see also note 22).

On March 15, 2013, subsequent to Hebei’s review of Alderon’s Feasibility Study noted above, Hebei contributed the Initial Investment of $119,926,293, and Alderon contributed the Kami Property and related assets to the Kami LP (see also note 12). In connection with Hebei’s contribution of the Initial Investment, the Company has provided confirmations to Hebei with respect to certain information rights related to the development of the Kami Project and to the expenditure of the Initial Investment. Further, the Company has agreed that in the event that the environmental assessment and related approvals for the Kami Project are not obtained by March 31, 2014, Alderon will be required to pay to Hebei $3,000,000 per month for each whole month until such approvals are obtained. As of March 21, 2013, it is not possible to determine whether this potential commitment will be payable.

On March 15, 2013, the Company sent notice terminating the finder’s fee agreement, in accordance with its terms, with the finder engaged to identify Hebei to the Company. Despite this termination, the Company may still be liable for the payment of the $1,798,900 finder’s fee on the Initial Investment and the off-take sales fee disclosed above. However, as of March 21, 2013, the outcome of this matter is not yet determinable, nor is it currently possible to estimate the future impact of any related potential liabilities.